EXHIBIT 10.1

                             C O N F I D E N T I A L




                              TRANSACTION DOCUMENT
                (All Cash Reverse Triangular Merger Transaction)




                                      ****


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                                MERGER AGREEMENT

                                      AMONG

                           BOK FINANCIAL CORPORATION,


                      BOKF MERGER CORPORATION NUMBER EIGHT,


                          VALLEY COMMERCE BANCORP LTD.

                                       AND

                              VALLEY COMMERCE BANK

                                     * * * *

                       Agreement Date of December 20, 2004


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                            INDEX TO MERGER AGREEMENT
                 Section                                                 Page
                 -------                                                 ----
1.    Purpose of this Merger Agreement.....................................1
2.    The Merger...........................................................2
3.    Effect of the Merger.................................................4
4.    Representations and Warranties of VCB ...............................5
5.    Representations and Warranties of BOKF and Merger Corp..............18
6.    Covenants...........................................................21
7.    Conditions Precedent to Closing by BOKF and Merger Corp.............35
8.    Conditions Precedent to Closing by VCB and Bank ....................38
9.    Closing.............................................................39
10.   Exchange Procedures; Surrender of Certificates; Paying Agent........43
11.   Escrow..............................................................46
12.   Shareholder Representative..........................................48
13.   ESI Escrow..........................................................51
14.   Termination.........................................................55
15.   Miscellaneous Provisions............................................58

           Exhibit Caption                                      Exhibit Number
           ---------------                                      --------------
Options and Rights                                                     4.3
Agreements                                                             4.4
Agreements                                                             4.6
Conduct of Business Exceptions                                         4.7
Material Contracts and Commitments                                     4.9
Exception to Performance Representation                                4.9.2
Litigation                                                             4.10
Employee Contracts and Benefit Plans                                   4.15
Regulatory Commitment                                                  4.20
Employee Payments, Agreements and Benefits                             6.3.7
Form of Agreement to Vote Shares                                       6.4
VCB Opinion of Counsel                                                 7.6
BOKF Opinion of Counsel                                                8.3
Employment Agreements and Claims                                       9.1.8
Form of Representation Escrow Agreement                                11
Form of ESI Escrow Agreement                                           13


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                                MERGER AGREEMENT

     This merger agreement ("Merger Agreement" or "Agreement") is made as of December 20, 2004 (the "Agreement Date") among the following parties (the "Parties"): (i) BOK Financial Corporation, an Oklahoma corporation, ("BOKF");

     (ii) BOKF Merger Corporation Number Eight, an Oklahoma corporation and a wholly-owned subsidiary of BOKF ("Merger Corp");

     (iii) Valley Commerce Bank ("Bank"); and

     (iv) Valley Commerce Bancorp, Inc., a Delaware corporation ("VCB").

        In consideration of the mutual covenants contained herein, the adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Purpose of this Merger Agreement. The purpose of this Merger Agreement is as follows:

     1.1. VCB is a bank holding company organized under the laws of Delaware with offices in Phoenix and Scottsdale, Arizona. VCB is subject to regulation by the Board of Governors of the Federal Reserve System ("FRB"). VCB owns all of the issued and outstanding capital stock of Bank (headquartered in Phoenix, Arizona). The issued and outstanding capital stock of VCB consists solely of a single class of 2,000,000 shares of common stock of a par value of $0.01 per share of which 1,519,805 shares are issued and outstanding at the Agreement Date. The common stock of VCB issued and outstanding as of the Closing is hereafter called the "VCB Common Stock".

     1.2. Valley Commerce Capital Trust I (the "Trust") is a subsidiary of VCB which was formed for the sole purpose of issuing trust preferred securities (the "Trust Preferred Securities"). The Trust Preferred Securities consist solely of $5,000,000 floating rate (3 month LIBOR + 2.8%) Cumulative Trust Preferred Securities.
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     1.3. Bank is a bank  organized in accordance  with the laws of the State of
     Arizona and subject to regulation by the Arizona State Banking Department. The issued and outstanding capital stock of Bank consists solely of a single class of twenty million (20,000,000) of no par value common stock ("Bank Common Stock").

     1.4. BOKF is a bank holding company organized under the laws of the State of Oklahoma. BOKF is subject to regulation by the FRB. BOKF owns all of the capital stock of Merger Corp. Merger Corp is a bank holding company organized under the laws of the State of Oklahoma. Merger Corp is subject to regulation by the FRB. The issued and outstanding capital stock of Merger Corp consists solely of 1,000 shares of common stock, par value of $1.00 per share, of which 1,000 shares are issued and outstanding.

     1.5. The purpose of this Merger Agreement is to set forth the terms and conditions on which VCB and Merger Corp shall merge. This Merger Agreement shall constitute a plan of merger for corporate law purposes and for federal income tax purposes under Section 368(a)(2)(E) of the Internal Revenue Code.

2. The Merger. On the terms and conditions hereafter stated, Merger Corp shall be merged into VCB (the "Merger").

     2.1. VCB shall be the surviving corporation ("Surviving Corporation").

     2.2. The Articles of Incorporation of Merger Corp shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by law.

     2.3. The Bylaws of Merger Corp shall be the Bylaws of the Surviving Corporation until changed as provided by law.

     2.4. The officers of Merger Corp shall be the officers of the Surviving Corporation, until changed as provided by law.

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     2.5. The  directors of Merger Corp shall be the  directors of the Surviving
     Corporation until changed as provided by law.

     2.6. The Merger shall be effective at the Closing (as hereafter provided in Section 9).

     2.7. Each share of issued and outstanding VCB Common Stock shall, subject to appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, automatically and without any action on the part of the holder thereof, be cancelled and converted solely into the right to receive the following (the "Merger Consideration"):

          2.7.1. At Closing, Twenty and 07/100ths dollars ($20.07) (the "Closing Payment"); and,

          2.7.2. At the first anniversary of the Closing, Thirty-three cents ($0.33), which BOKF shall deposit or cause to be deposited into an interest  bearing  account  with Bank of  America,  Phoenix,  Arizona,
          Private   Banking  Dept.   (the  "Escrow  Agent")  at  Closing  to  be
          distributed in accordance with the provisions of Section 11 (the "Representation Escrow Funds").

          2.7.3. On the third anniversary of the Closing, Thirty-four cents ($0.34), which BOKF shall deposit or cause to be deposited into an interest-bearing account with the Escrow Agent at Closing to be distributed in accordance with the provisions of Section 13 (the "ESI Escrow Funds").

     2.8. At the Closing, each outstanding option to acquire VCB Common Stock (each a "Stock Option" and collectively the "Stock Options") shall be automatically converted into the right to receive, in lieu of a share of VCB Common Stock, the Merger Consideration, less the purchase price specified in Stock Option as provided in Section 10.6.

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     2.9.  Notwithstanding  the  provisions  of Section  2.7, all holders of VCB
     Common Stock perfecting their appraisal rights pursuant to Section 262 of the Delaware General Corporation Law shall have only those rights set forth therein.

     2.10. Each share of common stock of Merger Corp shall, automatically and without any action on the part of the holder thereof, be converted into one share of fully paid and non-assessable share of VCB Common Stock.

3. Effect of the Merger. The Merger shall have the following effects:

     3.1. The corporate franchise, existence, rights and liabilities of VCB shall continue unaffected and unimpaired.

     3.2. The corporate franchise, existence, rights and liabilities of Merger Corp shall be merged into VCB and the separate existence of Merger Corp shall cease.

     3.3. VCB shall have and be vested with all of the rights, powers, assets, property, liabilities and obligations of Merger Corp.

4. Representations and Warranties of VCB. VCB hereby represents and warrants to BOKF that:

     4.1. Incorporation and Corporate Power. VCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Arizona. Each of VCB and Bank has all the corporate power and authority necessary and required to own its properties and to conduct its business as such business is now being conducted. Each of VCB and Bank (A) is in material compliance with all applicable provisions of all applicable federal, state and local statutes, laws, regulations, ordinances and other requirements of any governmental authorities (including, but not limited to, whether similar or dissimilar, the Bank Holding Company Act of 1956, the Delaware General Corporation Act, the Arizona Revised Statutes Section 6-101 et seq (the "Arizona Banking Code") and the filing of all administrative reports and the payment of all fees) in effect as of the date of this Merger Agreement, and (B) shall be in material compliance therewith at the time of Closing. The Trust is duly organized and validly existing in accordance with all requirements of law.

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     4.2. Capital.

          4.2.1. The VCB Common Stock will, at Closing, consist only of 1,519,805 shares plus only such shares as shall be duly issued upon the exercise of the Stock Options.

          4.2.2. VCB owns all of the issued and outstanding Bank Common Stock. The Bank Common Stock is and at the Closing will be all of the issued and outstanding capital stock of Bank.

     4.3. Capitalization of VCB and Bank. The VCB Common Stock and Bank Common Stock are validly issued and outstanding, fully paid and non-assessable.

          4.3.1. Except as set forth in Exhibit 4.3, there are no outstanding subscriptions, conversion privileges, calls, warrants, options or agreements obligating VCB and/or Bank to issue, sell or dispose of, or to purchase, redeem or otherwise acquire any shares of their capital stock (collectively, "options and rights"). At the Closing, there will be no outstanding options and rights except the Stock Options.

          4.3.2. The Stock Options consist of the right to acquire no more than 53, 810.7 shares of VCB Common Stock.

          4.3.3. None of the VCB Common Stock and Bank Common Stock has been issued or disposed of, or will as of the Closing have been issued or disposed of, in violation of any preemptive rights of any shareholder nor in violation of any agreement to which VCB or Bank was or is a party. VCB and Bank have no subsidiaries and do not own, nor have the right or obligation to acquire, any equity securities of any corporation, limited liability company, partnership or other legal entity except (i) Bank is a subsidiary of VCB and (ii) the Trust.

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     4.4.  Non-Violation of Other Agreements.  Except with respect to any notice or consent requirements in the agreements set forth in Exhibit 4.4, the execution and delivery of this Merger Agreement, and the compliance with its terms and provisions by VCB and Bank (including the execution and delivery of any document required to be executed by VCB or Bank) will not breach any material agreement, lease, or obligation, whether similar or dissimilar, by which VCB, Bank, or the Trust is bound.

     4.5. Financial Statements. VCB has delivered to BOKF, or will have delivered to BOKF prior to the Closing as soon as future financial statements are available, copies of the following ("Financial Statements"):

          4.5.1. Consolidated Financial Statements (Audited) for VCB and Subsidiaries, December 31, 2001, 2002 and 2003;

          4.5.2. Financial Statements (Unaudited) for Bank, December 31, 2001, 2002, and 2003;

          4.5.3. Financial Statements (Unaudited) for VCB and Subsidiaries, June 30, 2004 and the most recent monthly financial statements available as of the Closing; and,

          4.5.4. Financial Statements (Unaudited) for Bank, June 30, 2004 and the most recent monthly financial statements as are available as of the Closing. The Financial Statements described in Sections 4.5.1 and 4.5.2, (a) have been prepared or will have been prepared in accordance with generally accepted accounting principles, consistently applied and (b) fairly reflect the financial condition and results of operations for the indicated periods. The Financial Statements described in Sections 4.5.3 and 4.5.4, (a) have been prepared or will have been prepared in accordance with generally accepted accounting principles, consistently applied and (b) fairly reflect the financial condition and results of operations for the indicated periods, subject to normal year-end adjustments and omission of footnotes.

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     4.6. Material Liabilities.  Except as set forth in Exhibit 4.6, neither VCB nor Bank has any liabilities (including, but not limited to, whether similar or dissimilar, liabilities or obligations for taxes, whether due or to become due) that may reasonably involve annual expenditures in excess of $25,000 except:

          4.6.1. Those fully reflected or reserved against, or otherwise disclosed, in the Financial Statements;

          4.6.2. Those incurred since June 30, 2004 in the ordinary course of business consistent with past practices;

          4.6.3. Those under the BOKF Employment Agreements; and,

          4.6.4. Those specifically disclosed in the Exhibits to this Merger Agreement.

     4.7. Conduct of Business Prior to Closing. Except as set forth in Exhibit 4.7, since December 31, 2003, (A) each of VCB and Bank has carried on its business only in the ordinary course consistent with past practices, and
     (B) has not:

          4.7.1. Incurred any material liabilities, commitments or obligations, contingent or otherwise, or dispose of any of its assets, except in the ordinary course of its business consistent with past practices and for the purpose of carrying on the business as a going concern (for the purpose of this Section 4.7.1, material means that it may reasonably involve annual expenditures of $25,000 or more);

          4.7.2. Incurred any bank or other institutional debt, or enter into any agreement for the borrowing of money, except borrowing of federal funds or borrowing from the Federal Home Loan Bank by Bank consistent with past practices;

          4.7.3.   Suffered  any  material   adverse  change  in  the  financial
          conditions, assets, liabilities, business or property of VCB taken as a whole or of Bank taken as a whole; and/or

          4.7.4. Made any material change in the manner in which business is conducted (including, without limitation, branch relations, branch closings, and any material change in products offered to customers).

          4.7.5. From the date of this Agreement to the date of Closing, VCB and Bank will not voluntarily take any of the actions described in the foregoing provisions of Section 4.7.

     4.8. Tax Returns/Reports.

          4.8.1. Each of VCB and Bank has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges claimed to be due from it by federal, state and local taxing authorities.

          4.8.2. No waivers of the statute of limitation have been issued with respect to unaudited years.

          4.8.3. VCB and Bank have no knowledge of any facts which could reasonably be expected to result in a material deficiency with respect to unaudited tax returns which would result in a material adverse effect on VCB taken as a whole or Bank taken as a whole.

     4.9. Contracts and Commitments.

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          4.9.1. A list of all contracts and commitments,  other than credit and lending, deposit or borrowing transactions entered into in the ordinary course of business by VCB or Bank which are material to the business, operations or financial condition of VCB or Bank as of this date, is set forth on Exhibit 4.9. For the purpose of Exhibit 4.9, materiality shall mean those contracts and commitments (including a series of related contracts or commitments) for which payment or other consideration to be furnished by any party is more than $25,000 a year or $100,000 over the remaining life of the contract.

          4.9.2. Except as set forth on Exhibit 4.9.2, each of VCB and Bank has in all material respects performed and is performing all contractual and other obligations required to be performed by them.

     4.10. Litigation. Except as set forth in Exhibit 4.10, there is no pending, or, to the knowledge of VCB and Bank threatened, any claim, litigation, proceeding, order of any court or governmental agency, or governmental investigation or inquiry to which VCB or Bank is a party or which involves their business operations, any of their property or any property leased by them which, individually or in the aggregate:

          4.10.1.  May reasonably  result in any material  adverse change in the
          financial  condition,   business,  prospects,  assets,  properties  or
          operations of VCB taken as a whole or Bank taken as a whole; or,

          4.10.2. May reasonably involve the expenditure of more than a total of $37,500 in legal fees or costs;

     4.11. Brokerage Fees. Except with regard to Sandler O'Neill and Partners, neither VCB nor Bank has incurred or will incur, directly or indirectly, any liability for brokerage, finder's, financial advisor's or agent's fees or commissions by virtue of any commitment made by any of them in connection with this Merger Agreement or any transaction contemplated hereby.

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     4.12.  Required Corporate Action. The execution,  delivery and consummation of this Merger Agreement has been duly and validly authorized by the board of directors of VCB and will at the time of Closing have been duly and validly authorized by the board of directors of Bank and, subject to consummation of the Closing, the shareholders of VCB and Bank in accordance with the requirements of the Arizona Bank Code, the Delaware General Corporation Law, and all other applicable law.

     4.13. Authorized Execution. This Merger Agreement has been duly executed and delivered by duly authorized officers of VCB and Bank. This Merger Agreement constitutes the legal, valid and binding agreement and obligation of VCB and Bank, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, receivership, and other similar laws affecting the rights of creditors generally.

     4.14. Title to Assets; Encumbrances. VCB and Bank have good and valid title (with respect to real estate, good and valid title shall mean such title as may be insured on standard title insurance forms with no exceptions materially and adversely affecting the value or use of the fee real estate) to their assets, and in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, or other encumbrance of any nature whether similar or dissimilar, except:

          4.14.1. Such encumbrances which are purchase money security interests entered into in the ordinary course of business consistent with past practice reflected on their books and records;

          4.14.2. Lessors' interests in leased tangible real and personal property reflected on their books and records;

          4.14.3. Such encumbrances for taxes and assessments not yet due and payable;

          4.14.4. Encumbrances as do not materially detract from the value or interfere with the use or operation of the asset subject thereto as it is currently used; and,

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          4.14.5.  Repossessed and foreclosed assets acquired in satisfaction of debt previously contracted.

     4.15. Employees. Except as set forth on Exhibit 4.15, none of the employees of VCB and Bank is employed under any employment contract (oral or written) or is the beneficiary of any compensation plan (oral or written) or is entitled to any payment from VCB and Bank by reason of this Merger Agreement or the Merger and there are no employment contracts, management contracts, consulting agreements, union contracts, labor agreements, pension plans, profit sharing plans or employee benefit plans to which VCB or Bank are a party or by which either of them is bound.

     4.16. Environmental Laws. The existence, use and operation of the assets of VCB and Bank are in material compliance with all applicable statutes, rules and regulations including, without limiting the generality of the foregoing, all environmental and zoning laws and the Americans With Disabilities Act. Notwithstanding the foregoing, with respect to repossessed and foreclosed assets acquired in satisfaction of debt, the representation and warranty in this Section 4.16 is made to the knowledge of VCB and Bank.

     4.17. Loan Portfolio. Except as to any breach that would not have a material adverse effect on the financial condition of Bank, (i) all loans and discounts shown on the Financial Statements were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of Bank's business, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be; and (iii) Bank has complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan.

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     4.18.  Zoning and Related Laws. All real property owned or leased by VCB or
     Bank and the use thereof  complies with all  applicable  laws,  ordinances,
     regulations,   orders  or  requirements,   including  without   limitation,
     building, zoning and other laws, except as to any violations which would not have a material adverse affect on the financial condition of VCB and/or Bank.

     4.19. Compliance with Law. Bank and VCB have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their business in all material respects and are in compliance with all applicable laws and regulations except to the extent that the failure to so comply could not have a material adverse effect on Bank or VCB. Without limiting the generality of the foregoing, VCB and Bank have at all times maintained their employee benefit plans in material compliance with the Internal Revenue Code and the Employee Retirement Income Security Act and all applicable rules and regulations promulgated pursuant thereto. All data and reports respecting the VCB and Bank employee benefit plans provided to BOKF are complete and materially correct.

     4.20. Agreements with Regulatory Agencies. Except as described on Exhibit 4.20, neither Bank nor VCB is subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each a "Regulatory Agreement") any regulatory agency that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Bank or VCB been advised by any regulatory agency that it is considering issuing or requesting any Regulatory Agreement.

     4.21. Intentionally Omitted.

     4.22. Actions From and After December 31, 2003. VCB and Bank have not taken any of the following actions from and after December 31, 2003 until the date of this Agreement that are prohibited to be taken from and after the date of this Agreement by the provisions of Section 6.3 (except Section 6.3.1):

          4.22.1. VCB has paid no dividends except: o Cash dividends of $3,045,561.75 declared in December, 2003 and paid in January, 2004; o Cash dividends of $40,607.49 declared in December, 2003 and paid in February, 2004; o Cash dividends of $40,714.32 declared in April, 2004 and paid in May, 2004; o 5% stock dividend declared in April, 2004 and paid in May, 2004 including cash of $1,524 in lieu of fractional shares; o Cash dividends of $42,796.29 declared in July, 2004 and paid in August 2004.

          4.22.2. From and after June 30, 2004, except as otherwise disclosed in the Exhibits to this Agreement, VCB has made no changes in the compensation of any employees other than non-material cost of living and merit adjustments consistent with past practices.

     4.23. Survival and Independence of Representations and Warranties. The representations and warranties of VCB and Bank made in this Merger Agreement shall survive the Closing, except with respect to a claim of a breach of any such representations and warranties where the events and circumstances of such breach were clear from materials actually provided to or obtained by BOKF or Merger Corp prior to Closing; provided BOKF shall give notice to the Shareholders Representative (as hereafter defined) of any claim of a breach of any such representations and warranties on or before the first anniversary of the Closing Date (the "Claim Notice Deadline"). Absent actual fraud, claims not asserted by BOKF prior to the Claim Notice Deadline shall be deemed barred. Each of the representations and warranties of VCB and Bank set forth in this Merger Agreement is a separate and independent representation and warranty, shall be cumulative of and in addition to all other warranties and representations, and shall not limit or be interpreted to be in derogation of any other representation or warranty made herein. Any disclosure made on any Exhibit hereto shall be applicable to the entire Agreement and not just one representation or warranty.

     4.24. Knowledge. As used herein, the knowledge of VCB and/or the Bank shall mean the knowledge which any one or more of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Lending Officer or Chief Human Relations Officer has or, in the reasonable exercise of their respective duties and responsibilities, should have knowledge.

5. Representations and Warranties of BOKF and Merger Corp. BOKF and Merger Corp represent and warrant, jointly and severally, to VCB that:

     5.1. Incorporation and Corporate Power. BOKF and Merger Corp are corporations duly organized, validly existing and in good standing under the laws of their respective states of organization. BOKF and Merger Corp have all the corporate power and authority necessary and required to consummate the transactions contemplated by this Merger Agreement.

     5.2. Non-Violation of Other Agreements. The execution and delivery of this Merger Agreement, and compliance with its terms and provisions by BOKF and Merger Corp and the execution of any document required to be executed by BOKF or Merger Corp, will not:

          5.2.1. Violate, conflict with or result in the breach of their respective certificates of incorporation or bylaws or any of the terms, conditions or provisions of any agreement or instrument to which BOKF or Merger Corp is a party, or by which BOKF or Merger Corp is bound;

          5.2.2. Result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature whatever upon any of the property, contracts or business of BOKF and Merger Corp; or,

          5.2.3. Require the consent of any party to a contract with BOKF and Merger Corp in order to keep the contract enforceable.

     5.3. Required Corporate Action. The execution, delivery and consummation of this Merger Agreement by BOKF and Merger Corp has been duly and validly authorized by the boards of directors of BOKF and Merger Corp and, as of the Closing, will have been approved by the shareholder of Merger Corp. The approval of the shareholders of BOKF is not required. This Merger Agreement has been duly executed and delivered by duly authorized officers of BOKF and Merger Corp. This Merger Agreement constitutes a legal, valid and binding agreement and obligation of BOKF and Merger Corp enforceable against BOKF and Merger Corp in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, receivership, and other similar laws affecting the rights of creditors generally.

     5.4. Brokerage Fees. Neither BOKF nor Merger Corp has incurred or will incur, directly or indirectly, any liability for brokerage, finder's, financial advisor's or agent's fees or commissions by virtue of any commitment made by BOKF or Merger Corp in connection with this Merger Agreement or any transaction contemplated hereby. Neither BOKF nor Merger Corp has any knowledge that any party has asserted any claim of such nature against BOKF or Merger Corp.

     5.5. Regulatory Approvals. Neither BOKF nor Merger Corp is aware of any reasons relating to BOKF, Merger Corp or their respective subsidiaries (including CRA compliance) why all regulatory approvals necessary to consummate the Merger Agreement will not be timely procured.

     5.6. Legal Proceedings. There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or to the knowledge of BOKF and Merger Corp threatened against BOKF or Merger Corp that are reasonably likely to have a material adverse effect upon BOKF and Merger Corp's ability to consummate this Merger Agreement.

     5.7. Financing. BOKF has and as of the Closing will have, sufficient cash to make the payment of Merger Consideration for each share of VCB Common Stock.

     5.8. Survival and Independence of Representations and Warranties. The representations and warranties of BOKF and Merger Corp made in this Merger Agreement shall survive until the first anniversary of the Closing hereof; provided, however, the indemnification obligations of Section 5.9 hereof shall survive the Closing indefinitely. Each of the representations and warranties of BOKF and Merger Corp set forth in this Merger Agreement is a separate and independent representation and warranty, shall be cumulative of and in addition to all other warranties and representations; and shall not be interpreted to be in derogation of any other representation or warranty or limit any other representation or warranty made herein.

     5.9. BOKF and Merger Corp Indemnification; Insurance.

          5.9.1. BOKF and Merger Corp shall indemnify the present and future directors, officers and employees of VCB and Bank (the "Indemnified Parties") to the fullest extent to which such Indemnified Parties were entitled under the Articles of Incorporation and Bylaws of VCB and/or the Articles of Association and Bylaws of Bank as in effect as of the date hereof.

          5.9.2. Prior to Closing, BOKF shall obtain on a prepaid basis tail insurance coverage for a period of not less than three years after the Closing for the acts and omissions of the officers and directors of VCB and Bank occurring prior to the Closing under VCB and Bank's existing directors' and officers' liability insurance policy or tail insurance comparable thereto.

6. Covenants.

     6.1. Full Access. In order that BOKF shall have the full opportunity to make such investigations as it shall reasonably desire concerning VCB and Bank and their business affairs, VCB and Bank shall:

          6.1.1. Give BOKF, its employees, counsel, accountants and other authorized representatives, as necessary to conduct the investigation, full access, upon reasonable notice to VCB and at reasonable times without unduly interfering with the conduct of business by VCB and Bank throughout the period up to the Closing, to all of the facilities, properties, books, contracts and records of VCB and Bank.

          6.1.2. Authorize its accountants to give BOKF full access to the accountants' records, including work papers; and,

          6.1.3. Furnish to BOKF throughout the period up to the Closing all additional financial, operating and other information concerning VCB and Bank and their business affairs, as BOKF may reasonably request. All information provided pursuant to this Section 6.1 shall be subject to the provisions of Section 6.6. Notwithstanding the foregoing, VCB and Bank shall not be required to provide access which, in the reasonable opinion of VCB or Bank, constitutes a waiver of the attorney-client privilege.

     6.2. Conduct of Business Prior to the Closing Date. From this date until the Closing Date, each of VCB and Bank shall, except as may be first approved in writing by BOKF (such approval not to be unreasonably withheld, delayed or denied) or as is otherwise permitted or contemplated in this Merger Agreement:

          6.2.1. Maintain their corporate existence in good standing;

          6.2.2. Maintain the general character of their business and conduct their business in their ordinary and usual manner consistent with past practices;

          6.2.3. Maintain proper business and accounting records generally in accordance with past practices;

          6.2.4. Maintain their properties (except repossessed and foreclosed assets acquired in satisfaction of debts previously contracted) in normal repair and condition, normal wear and tear and damage due to fire or other unavoidable casualty excepted;

          6.2.5.  Preserve  their  business   organizations  intact,  use  their
          reasonable  efforts  to  maintain   satisfactory   relationships  with
          suppliers, customers and others having business relations with them whose relationships they believe are desirable to maintain, and use their reasonable efforts to procure the willingness of all of the personnel employed by them immediately prior to the execution of this Merger Agreement who are material to the success of their business to continue in their employ on substantially the same terms and conditions as those on which such personnel were employed immediately prior to the execution of this Merger Agreement;

          6.2.6. Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by them on the date hereof;

          6.2.7. Except as otherwise disclosed in this Merger Agreement, perform all of their obligations under all material contracts, leases and agreements relating to or affecting their assets, properties and businesses; and,

          6.2.8. Comply in all material respects with and perform all obligations and duties imposed upon them by federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, except as may be contested by them in good faith by appropriate proceedings.

     6.3. VCB and Bank Prohibited Actions Prior to the Closing Date. From this date until the Closing Date, VCB and Bank shall not, except as otherwise permitted by this Merger Agreement or approved by BOKF in writing (which approval shall not be unreasonably withheld, delayed or denied):

          6.3.1. Incur any indebtedness for borrowed money or incur any noncurrent indebtedness for the purchase price of any fixed or capital asset, or make any extension of credit or any loans to, guarantee the obligations of, or make any additional investments in, any other person, corporation or joint venture (whether an existing customer or a new customer) except:

               6.3.1.1. Extensions of credit, loans and guarantees made by Bank in the usual and ordinary course of its banking business, consistent with prior practices and policies, provided, however, that the Bank shall not make any new extensions of credit or loans in excess of Six Hundred Thousand Dollars ($600,000) without first offering BOKF twenty-four (24) hours advance notice to review and consult with the Bank concerning its underwriting of the loan.

               6.3.1.2. Legal investments by Bank in the usual and ordinary course of its banking business consistent with prior practices and policies; and

               6.3.1.3. Borrowings from the Federal Home Loan Bank, the Federal Reserve Bank, deposit liabilities, and federal funds transactions by Bank in the ordinary course of business consistent with past practices.

          6.3.2. Make any (a) material change, except in the ordinary and usual course of business, in their assets (including, but not limited to, any change in the composition of such assets so as to materially alter the proportion of cash) or liabilities, (b) material commitment for any capital expenditures, excluding expenditures for repairs in the ordinary and usual course of business, or (c) sale or other disposition of any material capital asset other than for fair value in the ordinary course of business;

          6.3.3. Make any change in their Certificate of Incorporation, Articles of Incorporation or Bylaws;

          6.3.4. Authorize any shares of their capital stock for issuance, issue any shares of any previously authorized but unissued capital stock or grant, issue or make any option or commitment relating to their capital stock;

          6.3.5. Enter into any letter of intent or agreement to sell any of their material assets, except in the normal and ordinary course of their business, or acquire, be acquired by, or merge, consolidate or reorganize with any person, firm or corporation;

          6.3.6. Declare or pay any dividend, make any other distribution or payment or set aside any amount for payment with respect to any shares of their capital stock or directly or indirectly, redeem, purchase or otherwise acquire any shares of their capital stock or make any commitment relating thereto;

          6.3.7. Except as set forth in Exhibit 6.3.7, make any (a) increase in the compensation payable or to become payable to any of their directors, officers or employees (including, without limitation, any bonus or incentive payment or agreement) other than normal annual increases consistent with prior practice, (b) make or enter into any written employment contract or any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement, or (c) make any payment to any person, except in the usual and ordinary course of business or except as required by an existing agreement set forth in the Exhibits hereto; provided, however:

               6.3.7.1. VCB may (i) match for calendar year 2004 employee contributions to the VCB 401k plan and 401k profit sharing plan and (ii) pay bonuses for 2004 consistent with prior practices, in an amount not exceeding in the aggregate $250,000.

          6.3.8. Make any material change in their banking, safe deposit or power of attorney arrangements except to the extent necessary to comply with applicable laws, regulations, rules or orders;

          6.3.9. Enter into any trust, escrow, agency and similar trust company agreements, purchase orders and contracts for goods and services, except in the ordinary course of business consistent with past practices;

          6.3.10. Enter into any agreement resulting in the imposition of any mortgage or pledge of their assets or the creation of any lien, charge or encumbrance on any of their assets;

          6.3.11. Incur any material obligation or liability, absolute or contingent, except in the ordinary course of business or pursuant to existing contracts described in this Merger Agreement;

          6.3.12. Take any action which would prevent compliance with any of the conditions of this Merger Agreement; or,

          6.3.13. Pre-pay long term indebtedness.

     6.4. Shareholder Meeting. VCB shall take all action necessary to consider and vote upon the transactions contemplated by this Merger Agreement. The Board of Directors of VCB shall recommend that the shareholders of VCB approve this Merger Agreement and the transactions contemplated hereby, provided, however, that nothing in this Agreement shall prevent the Board of Directors of VCB from withholding, withdrawing, amending or modifying its recommendation if the Board of Directors reasonably concludes, upon the written opinion of its legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary duties to the shareholders of VCB. As soon as practicable after the execution of this Agreement, Seller shall use its reasonable best efforts to cause each of its directors to execute an agreement substantially in the form attached as
     Exhibit 6.4 by which each of such directors shall covenant and agree to vote the shares of VCB Common Stock owned by them in favor of this Agreement at the shareholder meeting.

     6.5. Regulatory Approval. BOKF shall (A) file within twenty (20) days of the date hereof all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for prior approval of the Board of Governors of the Federal Reserve System and certification from the Arizona State Banking Department as to Arizona Revised Statutes 6-101 et seq. and to convert the Bank to a national association in accordance with the National Bank Act and (B) thereafter diligently pursue and promptly file any required supplements or amendments thereto. All applications, supplements, and amendments shall be substantially complete when filed. BOKF shall promptly deliver to VCB and its counsel a copy of all such filings, as filed. Although all such filings shall be the responsibility of BOKF, BOKF shall nevertheless advise and consult with VCB on an ongoing basis with respect to the filings and all matters and events related thereto. BOKF shall inform and make available to VCB from time to time all matters relating to the filings and the regulatory approvals. BOKF shall diligently proceed with reasonable deliberate speed to obtain all such approvals. If any regulatory application required to be filed by BOKF should be finally denied or disapproved by the respective regulatory authority, then BOKF shall immediately give notice to VCB and this Merger Agreement shall thereupon terminate. However, it is understood that a request for additional information or undertaking by the applicant, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the applicant can reasonably be expected to provide the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of the applicant, then the application will be deemed denied unless the applicant promptly and diligently prepares and files such appeal and continues the appellate process for the purposes of getting the necessary approval.

     6.6. Confidentiality. Prior to the Closing, BOKF shall keep all information disclosed to BOKF and Merger Corp (their employees, counsel, accountants, and other authorized representatives) by VCB or Bank (or their representatives) respecting the business and financial condition of VCB and Bank confidential and shall make no use of such information except to conduct the investigation contemplated by Section 6.1, the application contemplated by Section 6.5 and to consummate the transactions contemplated hereby, and BOKF and Merger Corp shall not use such information to obtain a competitive advantage in connection with any customer of Bank. In the event this Merger Agreement is terminated for any reason BOKF and Merger Corp (their agents, officers, directors, employees and counsel) shall (i) return all copies of all information and documents obtained from VCB, Bank, and their representatives, (ii) thereafter forever keep all such information confidential and not make use of any such information to obtain a competitive advantage in connection with any customer of Bank, and (iii) shall not solicit for employment, whether directly or indirectly, any of the employees, officers or directors of VCB or Bank for a period of two years following such termination.

     6.7. Disclosure. Neither BOKF nor VCB, nor any other party to this Merger Agreement or their representative, shall make any public disclosure concerning this Merger Agreement or the Merger contemplated herein without the mutual consent of each of the other parties hereto to the timing and content of the disclosure; provided, however, the parties hereto may make any disclosure (i) necessary to maintain compliance with applicable federal or state laws or regulations, (ii) required in connection with the making of any application necessary to effect the Merger, or (iii) as required for VCB to seek shareholder approval.

     6.8. BOKF Prohibited Action Prior to Closing. From this date until the Closing Date, BOKF shall not take any action which would prevent compliance with any of the conditions of this Merger Agreement. BOKF shall not, and shall cause its subsidiaries not to, make or agree to make any acquisition, or take any other action, that adversely affects its ability to consummate the transactions contemplated by this Merger Agreement and will otherwise continue to conduct its business operations and shall cause the operations of its subsidiaries to be conducted in a manner consistent with past operating practices.

     6.9. Employment Agreements. VCB and the Bank shall in good faith assist BOKF in entering into employment agreements which such officers of the Bank as BOKF shall request.

     6.10. Employment Benefits and Contracts. Following the Closing Date, BOKF shall provide generally to officers and employees of Bank, who at or after the Closing Date become or remain employees of BOKF or one of its subsidiaries ("Continuing Employees"), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of BOKF Common Stock except as set forth in this section), on terms and conditions which when taken as a whole are substantially similar to those provided by BOKF to its similarly situated officers and employees. Following the Closing:

          6.10.1. For purposes of participation, vesting and determination of rates of contribution (but not accrual of benefits) under such employee benefit plans, (i) qualifying service under any qualified pension plan of Bank shall be treated as qualified service under BOKF's qualified defined benefit plans, (ii) qualifying service under any qualified defined contribution plans of Bank shall be treated as qualified service under BOKF's qualified defined contribution plans, and (iii) qualifying service under any other employee benefit plans of Bank shall be treated as qualified service under any similar employee benefit plans maintained by BOKF.

          6.10.2. BOKF shall cause the BOKF welfare benefit plans that cover the Continuing Employees after the Closing Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible payments made by the Continuing Employees under Bank's medical benefit plan to be credited to such Continuing Employees under the BOKF self-funded medical benefit plans, so as to reduce the amount of any deductible payable by the Continuing Employees under the BOKF self-insured medical plans. The continued coverage of the Continuing Employees under the employee benefit plans maintained by Bank and/or any Bank subsidiary immediately prior to the Closing Date during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of BOKF and its subsidiaries. Unless otherwise modified in writing and except as otherwise provided herein, BOKF also shall cause Bank and its subsidiaries to honor all employment, severance, consulting and other compensation contracts disclosed in Exhibit 4.15 hereto between Bank and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Closing Date under the Bank benefit plans.

          6.10.3. VCB shall, by appropriate action of its board of directors and otherwise, take all action necessary (i) to vest all Bank employees fully in the Valley Commerce 401(k) Plan, contingent upon and effective as of the Closing and (ii) to terminate the Plan.


     6.11. No Solicitation.

          6.11.1. Prior to the Closing Date, unless this Merger Agreement is sooner terminated, neither Bank nor VCB shall directly or indirectly
          (i) solicit or encourage inquiries or proposals with respect to the merger of Bank or VCB or the sale of any of the shares of Bank or VCB or other material asset(s) of VCB or Bank from any party other than BOKF or (ii) merge with any party or sell any of the shares of VCB or Bank or material asset(s) of VCB or Bank to any party except as set forth in this Merger Agreement.

          6.11.2. Notwithstanding the provisions of Section 6.11.1 above, VCB may, in response to an unsolicited written proposal with respect to a merger, or purchase of substantially all the outstanding stock or assets of VCB ("Acquisition Proposal"), furnish (subject to the execution of a confidentiality agreement containing provisions substantially similar to the confidentiality provisions of Section 6.6 hereof) confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquiror") and negotiate with such Potential Acquiror if (i) the Board of Directors of VCB after consulting with one or more of its financial advisers, concludes that such Acquisition Proposal (if consummated pursuant to its terms) would result in a transaction more favorable to VCB's shareholders than the Merger and (ii) based upon advice of its legal counsel, its Board of Directors determines in good faith that the failure to provide such confidential and non-public information to such Potential Acquiror would constitute a breach of its fiduciary duty to its shareholders (any such Acquisition Proposal meeting the conditions of clauses (i) and (ii) being referred to as a "Superior Proposal").

          6.11.3. VCB shall immediately notify BOKF after receipt of any Acquisition Proposal or any request for nonpublic information relating to VCB or the Bank in connection with an Acquisition Proposal or for access to the properties, books or records of VCB or the Bank by any person or entity that informs the VCB board of directors that it is considering making, or has made, an Acquisition Proposal. Such notice to BOKF shall be made orally and in writing and shall indicate the identity of the offeror and in reasonable detail the terms and conditions of such proposal, inquiry or contact.

7. Conditions Precedent to Closing by BOKF and Merger Corp. The obligation of BOKF and Merger Corp to consummate and close this transaction is conditioned upon each and all of the following:

     7.1. The representations, warranties and covenants of VCB and Bank shall be materially true at the Closing as though such representations, warranties and covenants were also made at the Closing.

     7.2. The Federal Reserve Board shall have approved the Merger, or issued a waiver of approval, in accordance with 12 U.S.C. Section 1842 and 12 C.F.R.
     Section 225.

     7.3. The Arizona State Banking Department shall have certified the compliance of the Merger in accordance with the laws of the State of Arizona.

     7.4. The Office of the Comptroller of the Currency shall have approved the conversion of the Bank to a national association in accordance with the National Bank Act.

     7.5. VCB and Bank shall have performed and complied with, in all material respects, all of their obligations under this Merger Agreement which are to be performed or complied with by them prior to or on the Closing Date.

     7.6. VCB shall have delivered to BOKF an opinion of its counsel, Bodman LLP, or other counsel reasonably acceptable to BOKF, dated the Closing Date, in substantially the form and content attached hereto as Exhibit 7.6.

     7.7. The shareholders of VCB shall have approved this Merger Agreement in accordance with the Delaware General Corporation Act.

     7.8. Neither VCB taken as a whole nor the Bank taken as a whole shall have suffered any Material Adverse Change (as hereinafter defined) in their financial conditions, assets, liabilities, businesses or properties. For purposes of this Section 7.8, "Material Adverse Change" shall mean any event resulting in a one-time charge to Bank's loan loss reserve, or a reduction of Bank's Tier 1 capital (exclusive of market losses in investment securities portfolio), of Five Hundred Thousand Dollars
     ($500,000) or more; provided, however, that in determining whether a Material Adverse Change has occurred there shall be excluded the effect of:
     (i) any change in banking and similar laws or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any general social, political, economic, change, effect, event or occurrence the effects of which are not specific or unique to VCB or Bank, including changes in prevailing interest rates, currency exchange rates or general economic or market conditions, (iv) any action or omission by VCB or Bank pursuant to the terms of this Agreement including the public announcement of the transactions contemplated by this Agreement, and (v) any expenses incurred in connection with this Agreement or the transactions contemplated hereby.

     7.9. Holders of no more than ten percent (10%) of the VCB Common Stock shall have perfected their appraisal rights pursuant to Section 262 of the Delaware General Corporation Law. In the event any one or more of these conditions shall not have been fulfilled prior to or at the Closing, BOKF and Merger Corp may terminate this Merger Agreement by written notice to VCB, in which event neither party shall have any further obligation or liability to the other except (i) as otherwise provided in Section 14 and
     (ii) the obligations of BOKF set forth in Sections 5.4 and 6.6 and the obligations of VCB and Bank set forth in Section 4.11. BOKF shall be entitled to waive compliance with any one or more of the conditions, representations, warranties or covenants in whole or in part.

8. Conditions Precedent to Closing by VCB and Bank. The obligation of VCB and Bank to consummate and close this transaction are conditioned upon each and all of the following:

     8.1. The representations, warranties and covenants of BOKF and Merger Corp made in this Merger Agreement shall be true at the Closing as though such representations, warranties and covenants were also made at the Closing.

     8.2. BOKF and Merger Corp shall have performed and complied, in all material respects, with all of their obligations under this Merger Agreement which are to be performed or complied with by them prior to or at the Closing.

     8.3. BOKF shall have delivered to VCB an opinion of its counsel, Frederic Dorwart, Tulsa, Oklahoma, or other counsel reasonably acceptable to VCB, dated the Closing Date, in substantially the form and content attached hereto as Exhibit 8.3

     8.4. The Federal Reserve Board shall have approved the Merger, or issued a waiver of approval, in accordance with 12 U.S.C. Section 1842 and 12 C.F.R.
     Section 225.

     8.5. The shareholders of VCB shall have approved this Merger Agreement and the transactions contemplated hereby as required by the Delaware General Corporation Act.

     8.6. VCB shall have received from Sandler O'Neill and Partners, or such other investment banking firm retained by VCB, an opinion letter dated as of the date of the proxy statement to be delivered to the shareholders of VCB in connection with the solicitation of their approval of this Merger Agreement and the transactions contemplated hereby, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of the VCB Common Stock. VCB shall be entitled to waive compliance with any one or more of the conditions, representations, warranties or covenants in whole or in part. In the event any one or more of these conditions shall not have been fulfilled prior to or at the Closing, VCB may terminate this Merger Agreement by notice to BOKF, in which event no party shall have any further obligation or liability to the other, except
     (i) as otherwise provided in Section 14 and (ii) the obligations of BOKF set forth in Section 6.6 and Section 5.4 and the obligations of VCB set forth in Section 4.11.

9. Closing. The closing ("Closing" or "Closing Date") of the transactions contemplated by this Merger Agreement shall take place not later than five (5) business days following the first day on which (i) BOKF and Merger Corp can lawfully consummate the Merger under 12 U.S.C. Section 1842, 12 C.F.R. Section 225 and other applicable laws, rules and regulations and (ii) all conditions precedent to the obligations of the parties set forth in Section 7 and Section 8 have been satisfied or waived; provided, however, in the event such day is ten
(10) or fewer calendar days preceding the first day of the next calendar month, the Closing shall take place or otherwise be effective at the opening of business on the first day of the next calendar month. The Parties shall use their best efforts to cause the Closing to occur on or before March 15, 2005. In any event, if the Closing Date does not occur on or before April 15, 2005, then VCB may by notice terminate this Merger Agreement. The Closing shall be held at 10:00 a.m. on the Closing Date at the offices of Bank or at such other time and place as BOKF and VCB may agree. At the Closing, BOKF, Merger Corp, VCB, and Bank shall execute and deliver all of the documents and take all other actions which are contemplated by the terms hereof.

     9.1. Without limiting the generality of Section 9 of this Merger Agreement, the following actions shall be taken at the Closing concurrently. VCB shall:

          9.1.1. Engage the Paying Agent to perform the obligations of the Paying Agent herein set forth;

          9.1.2. Deliver the opinion of VCB's counsel pursuant to Section 7.4;

          9.1.3. Deliver a certificate, signed by the Chief Executive Officer and the Chief Financial Officer of VCB and of the Bank, acting solely in his capacity as an officer of VCB and/ or the Bank, stating that
          (A) each of the representations and warranties of VCB and the Bank set forth herein is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) all of the conditions precedent to the obligation of BOKF and Merger Corp to close set forth in this Agreement have, unless waived as herein provided, been satisfied;

          9.1.4. Deliver a certified copy of the resolutions of the Board of Directors and shareholders of VCB, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

          9.1.5. Deliver good standing and existence certificates, dated a recent date, duly certifying the existence and good standing of VCB and the Bank;

          9.1.6. Intentionally omitted.

          9.1.7. Deliver a resolution of the Board of Directors of VCB approving the termination of the VCB 401k plan into the defined contribution plan of BOKF;

          9.1.8. Cause the employment agreements, plans and payments described in Exhibit 4.15 to be terminated and discharged at no material cost to VCB and Bank, excluding, however, the agreements and claims listed on
          Exhibit 9.1.8, all of which shall survive the Closing.

          9.1.9. Pay or cause the Bank to pay to Douglas Alldredge and Robert Lukosus the amounts specified in Section 17 of their respective Employment Agreements.

          9.1.10. Pay or cause the Bank to pay the director compensation payments described on Exhibit 6.3.7.

     9.2. Without limiting the generality of Section 9 of this Merger Agreement, the following actions shall be taken at the Closing concurrently. BOKF shall:

          9.2.1. Invest sufficient capital in VCB to enable it to pay, and cause VCB to pay, by funds immediately available in New York City, (i) to the Paying Agent the funds required to be paid at the Closing to VCB Shareholders as provided in Section 10.2, (ii) to Douglas Alldredge and Robert Lukosus, the amounts specified in Section 17 of their respective Employment Agreements, and (iii) the director compensation payments described on Exhibit 6.3.7 of this Agreement;

          9.2.2. Deliver the opinion of BOKF's counsel pursuant to Section 8.3;

          9.2.3. Cause appropriate evidences of the Merger to be filed in accordance with applicable law; and

          9.2.4. Deliver a certificate signed by the Chief Executive Officer and the Chief Financial Officer of BOKF and Merger Corp, acting in their sole capacity as officers of BOKF and Merger Corp, stating that (A) each representations and warranties of BOKF and Merger Corp set forth herein is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) all of the conditions precedent to the obligation of VCB and the Bank to close set forth in this Agreement have, unless waived as herein provided, been satisfied.

10. Exchange Procedures; Surrender of Certificates; Paying Agent.

     10.1. American Stock Transfer & Trust Company, or other entity mutually satisfactory to VCB and BOKF, shall act as paying agent in the Merger (the "Paying Agent").

     10.2. At the Closing BOKF shall cause VCB, as the surviving corporation, to furnish the Paying Agent cash sufficient in the aggregate for the Paying Agent to make full payment of the Closing Payment to all VCB Shareholders excluding, however, those shareholders who have perfected their appraisal rights pursuant to Section 262 of the Delaware General Corporation Law.

     10.3. Forthwith upon the Closing, the Paying Agent shall mail, without any further action on the part of BOKF or VCB, to each record holder of certificates representing VCB Common Stock (the "Certificates"), addressed to the most current address of such shareholder according to the records of VCB, a letter of transmittal (and instructions) for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.
     Each such letter (the "Merger Transmittal Letters") shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper receipt of the Certificates by the Paying Agent and shall be in such form and have such other provisions as BOKF may reasonably specify.

     10.4. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates .

     10.5. If the Closing Payment is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise executed in proper form for transfer and that the person requesting such issuance shall pay to the Paying Agent any required transfer or other taxes or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     10.6. With respect to any shares of VCB Common Stock that are acquired as a result of the exercise of the Stock Options, the purchase price for such shares under the Stock Options shall be subtracted from or "netted-out" of the Closing Payment to be paid such shareholders in order to provide for a cashless exercise of the Stock Options. That is, upon the exercise of the Stock Options such option holder shall not be required to pay VCB the purchase price specified in the Stock Options, but such amount shall be deducted from the amount of Merger Consideration that would otherwise have been paid to such option holder.

          10.6.1. After the Closing, there shall be no further registration or transfers on the records of VCB of outstanding certificates formerly representing shares of VCB Common Stock and, if a certificate formerly representing such shares is presented to VCB or BOKF, it shall be forwarded to the Paying Agent for cancellation and exchange for the Merger Consideration.

          10.6.2. All Merger Consideration paid upon the surrender of VCB Common Stock in accordance with the above terms and conditions shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of VCB Common Stock.

          10.6.3. In the event any certificate for VCB Common Stock shall have been lost, stolen, or destroyed, the Paying Agent shall issue in exchange for such lost, stolen, or destroyed certificate, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that BOKF may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to deliver an affidavit of lost certificate and indemnification agreement in form reasonably acceptable to BOKF.

          10.6.4. At any time following thirteen (13) months after the Closing, provided no General Claims have been made which remain unresolved under Article 11 of this Agreement, BOKF shall be entitled to cause VCB to terminate the Paying Agent relationship and thereafter holders of Certificates shall be entitled to look only to VCB (subject to abandoned property, escheat, or other similar laws) with respect to the Merger Consideration payable upon surrender of their Certificates or in lieu of any Stock Options.

          10.6.5. BOKF shall pay the fees and costs of the Paying Agent with respect to the Exchange Procedure and the Closing Payment.

11. Representation Escrow.

     11.1. At Closing, BOKF shall establish an escrow account with the Escrow Agent and deposit the Representation Escrow Funds in the escrow account pursuant to an escrow agreement (the "Representation Escrow Agreement") in the form attached hereto as Exhibit 11. The escrow agent's fees shall be borne by BOKF.

          11.1.1. The Representation Escrow Funds shall be invested in a certificate of deposit maturing one year from date, at the rate and on the terms and conditions generally offered by Escrow Agent for certificates of deposit of comparable size and duration, and upon maturity as necessary, in three-month certificates of deposit at Bank at the rates and on terms and conditions generally offered by the Bank for certificates of comparable size and duration at each renewal date.

          11.1.2. In the event BOKF claims a breach of the representations and warranties of VCB and Bank arising under this Merger Agreement, BOKF shall give written notice of the claim (a "General Claim") to the Shareholders Representative (as hereafter appointed).

          11.1.3. The notice shall identify the representations and warranties which BOKF claims have been breached and describe in reasonable detail the basis of the General Claim and set forth a good faith reasonable estimate ("Good Faith Estimate") of the maximum amount of damages claimed ("General Losses").

          11.1.4. BOKF shall make no General Claim unless and until the aggregate amount of all uninsured General Losses shall exceed $50,000 in which event BOKF may make General Claims against the General Escrow for all uninsured General Losses.

          11.1.5. Absent actual fraud by VCB, BOKF hereby waives all General Claims in the aggregate in excess of the Representation Escrow Funds.

          11.1.6. In the event BOKF makes no General Claim for any Losses on or before Claim Notice Deadlines, the Representation Escrow Agreement shall terminate and the Escrow Agent shall, within five (5) business days thereafter, distribute the Representation Escrow Funds to the Paying Agent for distribution in accordance with Section 11.3 of this Agreement.

     11.2. In the event BOKF makes one or more General Claim(s) prior to the Claim Notice Deadline, the Escrow Agent shall (i) on or before five (5) business days after the Claim Notice Deadline, distribute to the Paying Agent the Representation Escrow Funds less the amount of all Losses claimed by BOKF for distribution in accordance with Section 11.3 hereof, and (ii) continue to hold and invest the remaining Representation Escrow Funds until such claim is resolved by (1) the mutual agreement of the Shareholder Representative (as defined below) and BOKF, or (2) a final adjudication determining the merits of the BOKF claim, at which time the Representation Escrow Agreement shall terminate, the Escrow Agent shall pay the claim of BOKF as mutually agreed or finally adjudicated and the Escrow Agent shall distribute any remaining Escrow Funds to the Paying Agent for distribution in accordance with Section 11.3 hereof.

     11.3. Upon receipt of any Representation Escrow Funds, the Paying Agent shall pay all such funds to the holders of VCB Common Stock and Stock Options, in each instance as of the Record Date, in accordance with their respective interests (the "VCB Shareholders").

     11.4. The rights of the VCB Shareholders to receive payments of Representation Escrow Funds shall not be assignable or transferable except by operation of law or by intestacy or with the approval of BOKF and will not be evidenced by any certificate or other evidence of ownership.

     11.5. BOKF shall pay the fees and costs of the Paying Agent with respect to payment to the VCB Shareholders of the Representation Escrow Funds.

12. Shareholder Representative.

     12.1. Effective as of, and automatically by virtue of, the Closing, there shall be (and hereby is) appointed a representative of the VCB Shareholders (the "Shareholder Representative"). The Shareholder Representative and a successor thereto in the event of the death, disability or resignation of the initial Shareholder Representative, shall be designated and retained by VCB prior to Closing. The Shareholder Representative need not be a VCB Shareholder, but shall be a licensed attorney or certified arbitrator, mediator or dispute resolution facilitator.

     12.2.  With  one  and  only  one  exception,  following  the  Closing,  the
     Shareholder Representative shall have complete power and authority on behalf and as agent of all VCB Shareholders to make such decisions and take such actions as the Shareholder Representative may deem prudent, necessary or advisable from time to time with respect to matters arising under or related to the Representation Escrow Funds and the Representation Escrow Agreement. By way of example only, the Shareholder Representative shall have the right on behalf of all VCB shareholders to compromise any General Claim. The one exception to the foregoing is that, absent a shareholder's specific written consent to the contrary, the Shareholder Representative shall have no power or authority to commit any VCB Shareholder to any contract, payment, contribution, expense or liability beyond such shareholder's then-current interest in the Representation Escrow Funds.

     12.3. In connection with his or her role pursuant to Section 12.2, the Shareholder Representative (and any successor thereto) shall have liability to the VCB Shareholders only for his or her gross negligence or intentional misconduct. For the avoidance of doubt, each Representative is hereby exonerated and released from and against any liability for his ordinary negligence. The Shareholder Representative (and any successor thereto) shall be reimbursed and indemnified from the Representation Escrow Funds, subordinate to BOKF's interests therein with respect to all claims, liabilities and including, without limitation, legal fees and expenses incurred in connection with his or her role as Shareholder Representative for actions and omissions not in violation of the foregoing standard. The Shareholder Representative shall receive an hourly fee for his or her services at a rate not to exceed $300 per hour. To the extent the aggregate amount of General Losses approved by the Shareholder Representative in the compromise of any General Claim exceeds $500,000, the fees of the Shareholder Representative shall be paid from the Representation Escrow Fund prior to any payment on any General Claim approved by the Shareholder Representative. In the event the aggregate amount of the General Losses approved by the Shareholder Representative in the compromise of any General Claim does not exceed $500,000, the fees of the Shareholder Representative shall be paid by BOKF. By virtue of the Closing, each VCB Shareholder hereby appoints the Shareholder Representative as his/her/its attorney-in-fact, to execute and deliver on the shareholder's behalf such documents as the Shareholder Representative may deem expedient to fulfill his or her duties under this Section. Such appointment is coupled with an interest and therefore shall be irrevocable.

     12.4 VCB shall apprise BOKF of the identity of the initial and successor Shareholder Representative prior to Closing. BOKF shall be entitled to rely without further inquiry on any writing signed by the Shareholder Representative with respect to any of the foregoing matters.


13. ESI Escrow.

     13.1. At Closing, BOKF shall establish an escrow account with the Escrow Agent and deposit the ESI Escrow Funds in the escrow account pursuant to an escrow agreement (the "ESI Escrow Agreement") in the form attached hereto as Exhibit 13. The escrow agent's fees shall be borne by BOKF.

          13.1.1. The ESI Escrow Funds shall be invested in a certificate of deposit maturing three years from date, at the rate and on the terms and conditions generally offered by Escrow Agent for certificates of deposit of comparable size and duration, and upon maturity as necessary, in three-month certificates of deposit at the Escrow Agent at the rates and on terms and conditions generally offered by the Escrow Agent for certificates of comparable size and duration at each renewal date.

          13.1.2. In the event Robert A. Homco does not commence litigation or arbitration (collectively, "Litigation") against VCB, the Bank or BOKF on or before the third anniversary of the closing (the "ESI Bar Date") seeking to enforce or collect the payments described in Sections 1.C and 2 of the Revised Executive Supplemental Income Agreement between the Bank and Robert A. Homco dated September 10, 2001 (the "ESI Benefit Agreement"), the ESI Escrow Agreement shall terminate and the Escrow Agent shall, within five (5) business days thereafter, distribute the ESI Escrow Funds to the Paying Agent for distribution in accordance with Section 11.3 of this Agreement.

          13.1.3. In the event Robert A. Homco does commence Litigation against VCB, the Bank or BOKF on or before the ESI Bar Date seeking to enforce or collect the payments described in Section 1.C and 2 of the ESI Benefit Agreement (the "ESI Payments"), then the ESI Escrow Agreement shall continue until such Litigation (or all claims therein pertaining to the ESI Payments) has been finally adjudicated. Upon final adjudication, the ESI Escrow Agreement shall terminate and the ESI Escrow Funds shall be distributed as provided in Section 13.1.4 or
          13.1.5 as the case may be.

          13.1.4. In the event the final adjudication of the Litigation described in Section 13.1.3 of this Agreement results in a dismissal of the claims of Robert A. Homco or otherwise affirms that Robert A. Homco has no right or entitlement to the ESI Payments, then the ESI Escrow shall terminate and the Escrow Agent shall, as soon as practicable after notice of such final adjudication, remit the ESI Escrow Funds less the reasonable attorney fees, expert fees and other costs of the Litigation (collectively, the "Homco Litigation Costs") incurred by VCB, the Bank or BOKF in defending such Litigation as determined under Section 13.1.6 hereof, to the Paying Agent for distribution in accordance with Section 11.3 of this Agreement. The amount of the reasonable Homco Litigation Costs determined under
          Section 13.1.6 shall be remitted to BOKF.

          13.1.5. In the event the final adjudication of the Litigation described in Section 13.1.3 of this Agreement results in a judgment or order finding that Robert A. Homco is entitled to the ESI Payments, then the ESI Escrow shall terminate and the Escrow Agent shall, as soon as practicable after notice of such final adjudication, remit the ESI Escrow Funds to BOKF or its designee; provided, however, that in the event the amount awarded to Robert A. Homco for ESI Payments in said final adjudication is less than the amount of the ESI Escrow Funds, then the excess amount of the ESI Escrow Funds, less the reasonable Homco Litigation Costs incurred by VCB, the Bank or BOKF in defending the Litigation as determined under Section 13.1.6 hereof, shall be remitted to the Paying Agent for distribution in accordance with Section 11.3 of this Agreement. If any part of a judgment or order described in this Section 13.1.5 is covered by insurance, then the ESI Payments found to be due to Robert A. Homco shall be reduced by the applicable insurance proceeds to determine whether the ESI Escrow Funds exceed the net ESI Payments due. The amount of the reasonable Homco Litigation Costs determined under Section 13.1.6 shall be remitted to BOKF.

          13.1.6. The reasonable Homco Litigation Costs incurred in defending the Litigation of any claim to ESI Payments for purposes of Section
          12.1.4 and 12.1.5 of this Agreement, shall be the amount set forth in an Affidavit of either the Chief Financial Officer or Chief Legal Officer of BOKF attesting to the amount of attorneys fees and costs reasonably and necessarily incurred in defending to final adjudication the Litigation of any claim of Robert A. Homco to the ESI Payments. If any part of the Homco Litigation Costs are covered by insurance, then the reasonable Homco Litigation Costs remitted to BOKF shall be reduced by the amount of insurance payments received for the Homco Litigation Costs.

          13.1.7. BOKF covenants that it will diligently defend any Litigation described in Section 13.1.3 of this Agreement in good faith and in the same manner that it would in the event the ESI Escrow did not exist. BOKF shall not settle any claim by Robert A. Homco for ESI Payments without the consent of Jay A. Fishman, which consent shall not be unreasonably withheld. Jay A. Fishman is hereby designated as the representative of the VCB Shareholders for the purpose of giving or withholding such consent and is hereby released and held harmless from any liability to the VCB Shareholders in connection therewith.

     13.2. Upon receipt of any ESI Escrow Funds, the Paying Agent shall pay all such funds to the holders of VCB Common Stock and Stock Options, in each instance as of the Record Date, in accordance with their respective interests (the "VCB Shareholders").

     13.3. The rights of the VCB Shareholders to receive payments of ESI Escrow Funds shall not be assignable or transferable except by operation of law or by intestacy or with the approval of BOKF and will not be evidenced by any certificate or other evidence of ownership.

     13.4. BOKF shall pay the fees and costs of the Paying Agent with respect to payment to the VCB Shareholders of the ESI Escrow Funds.

     13.5. If at any time prior to the Closing, VCB or Bank obtains a release, in a form reasonably satisfactory to BOKF, from Robert A. Homco of any rights he may have to the ESI Payments, then the ESI Escrow Funds, less any amounts paid to Robert A. Homco in consideration of such release, shall be added to the Closing Payment under Section 2.7.1. of this Agreement and
     Section 2.7.3. and this Section 13 of the Agreement shall become inoperative.

14. Termination.

     14.1. This Agreement may be terminated at any time prior to the Closing by:
     (a) The mutual consent of the respective Boards of Directors of BOKF and Merger Corp and VCB; (b) BOKF and Merger Corp if the conditions set forth in Section 7 hereof shall not have been met; (c) VCB if the conditions set forth in Section 8 hereof shall not have been met; (d) VCB if (i) VCB receives an offer from a third party which the board of directors of VCB determines, in good faith and after consultation with an independent financial advisor, that such proposal constitutes a Superior Proposal and resolves to accept such a Superior Proposal, and (ii) VCB shall have given BOKF two (2) Phoenix business days' prior written notice of its intention to terminate pursuant to this provision; (e) BOKF and Merger Corp if the board of directors of VCB shall have resolved to accept a Superior Proposal; (f) VCB in the event the Closing has not occurred by April 15, 2005, or such other date as the parties hereto agree in writing; or Any party desiring to terminate this Agreement pursuant to any of the foregoing provisions shall give notice of such termination to the other party in accordance with Section 15.1 hereof.

     14.2. The exercise of a right of termination by a Party pursuant to Section
     14.1 shall not limit any relief to which the terminating Party may be entitled for a breach of this Agreement by the other Party. In the event termination occurs as a result of a willful misrepresentation by a Party or as a result of the willful failure of a party to fulfill a condition to the performance of the obligation of the other party to this Agreement, the breaching Party shall pay to the other United States funds immediately available in the city at which the recipients' home office is located on or before the fifth business day following such termination, Five Hundred Thousand Dollars ($500,000). BOKF and VCB agree that (i) the damages incurred by the non-breaching party would be substantial, but (ii) could be difficult to quantify; and accordingly, (iii) such amount constitutes a reasonable estimate of such damages.

     14.3. In the event BOKF is not in default of any material obligation of BOKF under this Agreement and VCB terminates this Agreement pursuant to clause (d) of Section 14.1, BOKF terminates this Agreement pursuant to clause (b) of Section 14.1 by reason of a failure of the condition described in Section 7.7, and/or VCB terminates this Agreement pursuant to clause (c) of Section 14.1 by reason of a failure described in Section 8.5, VCB shall pay BOKF in United States funds immediately available in Tulsa, Oklahoma, on or before the fifth Tulsa business day following the date on which VCB terminates this Agreement, One Million Five Hundred Thousand Dollars ($1,500,000).

     14.4. VCB agrees that (i) the damages incurred by BOKF in the event of a termination described in Section 14.3 would be substantial, but (ii) such damages could be difficult to quantify; and accordingly, (iii) such amount constitutes a reasonable estimate of such damages.

     14.5. In the event the Closing has not occurred by April 15, 2005 and VCB terminates this Agreement any time thereafter pursuant to clause (f) of
     Section 14.1, BOKF shall pay VCB in United States funds immediately available in Phoenix, Arizona, on or before the fifth Phoenix business day following the date on which VCB terminates this Agreement, One Million Five Hundred Thousand Dollars ($1,500,000) provided that (i) VCB is not in default of any material obligation of VCB under this Agreement or (ii) the action, omission or condition of VCB or Bank is not the cause in fact of the failure of the Closing to timely occur.

15. Miscellaneous Provisions. The following miscellaneous provisions shall apply to this Agreement:

     15.1. All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile
     (iii)  delivered by email  (iv)delivered  by U.S.  Registered  or Certified
     Mail, Return Receipt Requested mail, or (v) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally, by facsimile or by email, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or
     (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

                           BOKF and Merger Corp:
                           Stacey Kymes, Senior Vice President
                           BOK FINANCIAL CORPORATION
                           P.O. Box 2300
                           Tulsa, OK 74192
                           (918) 588-6853 - Facsimile
                           DRoten@mail.bok.com

                                and

                           Frederic Dorwart, Secretary and General Counsel to BOK Financial Corporation
                           Old City Hall
                           124 East Fourth Street
                           Tulsa, OK 74103
                           (918) 583-8251 - Facsimile
                           fdorwart@fdlaw.com

                           VCB and Bank:
                           Jay A. Fishman, Chairman of the Board
                           Valley Commerce Bancorp, Ltd.
                           5050 North 44th Street
                           Phoenix, AZ 85018
                           (248) 740-9401 - Facsimile
                           jaf@jaf-ltd.com

                           Gregory S. Anderson
                           Valley Commerce Bancorp, Ltd.
                           5050 North 44th Street
                           Phoenix, AZ 85018
                           (602) 852-9418 - Facsimile
                           ganderson@valleycommercebank.com

                                 and

                           David W. Barton, Esq.
                           Bodman LLP
                           229 Court Street, P.O. Box 405
                           Cheboygan, Michigan 49721
                           (231) 627-3477 - Facsimile
                           dbarton@bodmanllp.com
     or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

     15.2. This Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Oklahoma.

     15.3. This Agreement is the entire agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof.

     15.4. No course of prior dealings involving any of the parties hereto and no usage of trade shall be relevant or advisable to interpret, supplement, explain or vary any of the terms of this Agreement, except as expressly provided herein.

     15.5. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the parties hereto.

     15.6. This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and interest of this Agreement.

     15.7. Each party hereto has entered into this Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon his own knowledge and investigation. Neither party has relied upon any representation or warranty of any other party hereto except any such representations or warranties as are expressly set forth herein.

     15.8. Each of the persons signing below on behalf of a party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the parties for whom he or she is signing and to bind such party to the terms and conditions of this Agreement.

     15.9. This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall become effective only when all of the parties hereto shall have executed the original or counterpart hereof. This agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

     15.10. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

     15.11. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     15.12. This is not a third party beneficiary contract except as otherwise expressly stated herein. No person or entity other than a party signing this Agreement shall have any rights under this Agreement except as otherwise expressly stated herein.

     15.13. This Agreement may be amended or modified only in a writing which specifically references this Agreement.

     15.14. This Agreement may not be assigned by any party hereto.

     15.15. A party to this Agreement may decide or fail to require full or timely performance of any obligation arising under this Agreement. The decision or failure of a party hereto to require full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

     15.16. The repudiation, breach, or failure to perform any obligation arising under this Agreement by a party after reasonable notice thereof shall be deemed a repudiation, breach, and failure to perform all of such party's obligations arising under this Agreement.

     15.17. Time is of the essence with respect to each obligation arising under this Agreement. The failure to timely perform an obligation arising hereunder shall be deemed a failure to perform the obligation.

     15.18. All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

     15.19.Any information delivered by way of exhibit or schedule in connection with this agreement shall be deemed delivered for the purpose of any other exhibit or schedule which calls for such information.

     15.20. In the event of a breach of an obligation to pay under this Merger Agreement, the breaching party agrees to pay the non-breaching party interest on the unpaid amount beginning on the date of default at a per annum rate of U.S. National Prime plus two percent (2%), compounded annually.

     15.21. Except as otherwise provided in this Agreement, each of the parties shall bear their own expenses associated with the transactions contemplated by this Agreement including, without limitation, all costs of investigations, regulatory applications and professional services. Dated and effective the date first set forth above.

VALLEY COMMERCE BANCORP, LTD.               VALLEY COMMERCE BANK


By: ____________________________            By: _____________________________
         Jay A. Fishman, Chairman                Gregory S. Anderson,
                                                 President and CEO


BOK FINANCIAL CORPORATION                   BOK MERGER CORPORATION NUMBER EIGHT


By_____________________________             By: _____________________________
         Steven E. Nell                          Steven E. Nell
         Executive Vice President & CFO          Executive Vice President & CFO